EXHIBIT 99.1

June 30, 2014

To Our Valued Shareholders,

Following the Company’s first annual Shareholder Meeting earlier this month and as we approach our one-year anniversary as a public company, I would like to highlight our near-term achievements and the noteworthy advancement of Heat Biologics’ strategic priorities since our IPO in July 2013. Despite the recent decline in stock price, the core fundamentals of the Company have never been stronger. Our immuno-oncology Phase 2 clinical study of HS-110 in non-small cell lung cancer (NSCLC) and our Phase 1/2 study of HS-410 in bladder cancer continue to progress. We believe the achievement of our milestones for these two clinical studies will drive substantial shareholder value in the next 12-18 months. Finally, as we reflect on the number of recent advancements in cancer immunotherapy and survey the space, we remain extremely pleased with how our product candidates could uniquely fit into the ultimate treatment paradigm.

In recent months, we bolstered our management team with two key appointments: Anil Goyal, an experienced oncology biotech executive as our VP of Business Development, and Taylor Schreiber, the co-inventor of our heat shock ImPACT technology as VP of Research and Development. Furthermore, we also have the unwavering endorsement of a renowned Scientific Advisory Board led by Eckhard R. Podack, M.D., Ph.D., along with the guidance of a preeminent Clinical Advisory Board comprised of leading oncology and immunotherapy experts and chaired by Justin Stebbing, M.D., Ph.D.

As a reminder, we selected our first two lead indications with great care and we continue to look ahead to other indications as well. We look forward to initiating new programs in other tumor types in the future, either independently or in partnership with other companies. Dr. Goyal is leading our efforts to identify partners and welcomes inbound inquiries from companies with an interest in a particular tumor-type or geography.

In less than a year since our initial public offering we have achieved several major clinical objectives and set the stage for additional near-term clinical milestones:

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Clinical Development Program for HS-410 (Vesigenurtacel-L) for Bladder Cancer

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Filed an IND with FDA and completed GMP manufacturing of HS-410 in 2013;

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Opened the first trial site for enrollment at the end of 2013 and commenced dosing of patients for Phase 1/2 bladder cancer clinical study in first quarter 2014; and

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Expect Cohort 1 patient enrollment to be completed in third quarter 2014 and Cohort 2 enrollment to be completed in fourth quarter 2014.

Heat Biologics, Inc. | 801 Capitola Drive, Suite 12, Durham, NC 27713 | www.heatbio.com

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Clinical Development Program for HS-110 (Viagenpumatucel-L) for Non-Small Cell Lung Cancer (NSCLC)

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Strategically and purposely redesigned the NSCLC Phase 2 clinical trial and submitted to FDA in early 2014;

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Designed new protocol to explore the opportunities for HS-110 alone and as an agent in future combination therapy regimens with checkpoint inhibitors; and

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Expect patient enrollment to commence in third quarter of 2014.

While it was disappointing to delay the launch of our NSCLC program, we believe the rationale for doing so was extremely compelling and that in the long term the market will reward us for our prudence. The strategic redesign of the NSCLC Phase 2 study highlights our clinical team’s innovative and forward-thinking approach towards oncology trials. When our recent preclinical published studies clearly demonstrated that our ImPACT platform may be an excellent complement to up-and-coming checkpoint inhibitors and immune stimulators currently in clinical development, we paused to re-evaluate the original HS-110 trial protocol. We realized that proceeding with the protocol as initially designed would preclude us from rapidly testing our novel immunotherapy in conjunction with checkpoint inhibitors. Heat’s research and clinical development team sought the knowledge and guidance of our Clinical Advisory Board to purposefully refocus and redesign the clinical study to reflect this exciting development in our research and best position ourselves to take full and fast advantage of the exciting developments in treating NSCLC.

Finally, the aforementioned preclinical studies show that Heat’s pan-antigen off-the-shelf technology platform could play an important role in priming the immune system to maximize the effectiveness of checkpoint inhibitors and co-stimulators. While previous data suggests that our platform both stimulates the most important immune cells while also offering the broadest possible signaling mechanism for the immune system to find tumors, the current preclinical study suggests that there is further synergy when our product is used in combination with checkpoint inhibitors and co-stimulators. Indeed, our preclinical study showed that both of these other immune-oncology compounds worked better at stimulating killer CD8+ T-cells when combined with our compound than they did alone.

I hope that I have been able to convey our excitement and belief in Heat’s future. Unfortunately, our progress is not reflected in the Company’s share price. As you may be aware, the small cap biotech index has declined approximately 35% since our IPO last summer. As would be expected, Heat has been trending with its counterparts in the index, which is not atypical for a company of our size. We believe that the Company’s market capitalization is currently undervalued, reflecting this unfortunate movement in the index. However, based on our two fully controlled clinical programs with near-term milestones expected to drive value and our proprietary ImPACT platform technology with the ability to treat a wide range of cancers, we believe Heat represents a compelling investment opportunity in the near and long term.

As we move through the second half of 2014 and into 2015 and begin to report data on our clinical trials in preparation for Phase 3 lung and bladder cancer studies, Heat Biologics fully expects its value to be recognized by the market. On behalf of our management and board, I would like to sincerely thank you for your continued and ongoing support.

Sincerely,

Jeff Wolf

Chief Executive Officer

Heat Biologics, Inc.

Forward Looking Statements

This letter includes forward-looking statements on our current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding the potential for Heat’s ImPACT Therapy including in combination with checkpoint inhibitors and co-stimulators, Heat’s ability to achieve its milestones in the time periods anticipated, including commencement and completion of patient enrollment, the impact of achievement of milestones on shareholder value and market penetration and Heat’s belief that its market capitalization is currently undervalued and represents a compelling investment opportunity. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability for Heat's ImPACT Therapy to perform as designed, Heat’s ability to continue to progress its clinical trials and enroll patients as planned, market conditions in the small biotech index and the other risk factors set forth in Heat’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other filings with the Securities and Exchange Commission. The information in this letter provided only as of the date of this letter, and we undertake no obligation to update any forward-looking statements contained in this letter based on new information, future events, or otherwise, except as required by law.